Calculation of Filing Fee Tables
S-8
Alphabet Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class C Capital Stock, par value $0.001 per share, reserved for issuance under the Alphabet Inc. Amended and Restated 2021 Stock Plan	Other	200,000,000	$ 344.65	$ 68,930,000,000.00	0.0001381	$ 9,519,233.00
Total Offering Amounts:						$ 68,930,000,000.00		$ 9,519,233.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,519,233.00
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional shares of Class C Capital Stock of the Registrant as may become available for issuance pursuant to the Alphabet Inc. Amended and Restated 2021 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Class C Capital Stock. (2) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Registrant's Class C Capital Stock on July 17, 2026, as reported by NASDAQ, which was $344.65.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources